UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 17, 2015

ZBB Energy Corporation
      (Exact name of registrant as specified in charter)

Wisconsin	001-33540	39-1987014
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification Number)

N93 W14475 Whittaker Way, Menomonee Falls, Wisconsin	53051
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   (262) 253-9800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[x] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item	1.01.	Entry Into a Material Definitive Agreement.

Securities Purchase Agreement

On April 17, 2015, ZBB Energy Corporation, a Wisconsin corporation (the “Company”) and Solar Power, Inc., a California corporation (the “Purchaser”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) pursuant to which the Company will issue and sell to the Purchaser for an aggregate purchase price of $33,390,000 a total of (i) 8,000,000 shares (the “Purchased Common Shares”) of the Company’s common stock (the “Common Stock”) and (ii) 28,048 shares (the “Purchased Preferred Shares”) of the Company’s Series C Convertible Preferred Stock (the “Series C Preferred Stock”).  The aggregate purchase price for the Purchased Common Shares was based on a purchase price per share of $0.6678 and the aggregate purchase price for the Purchased Preferred Shares was determined based on price of $0.6678 per common equivalent.  Pursuant to the Purchase Agreement, it is also contemplated that the Purchaser will be issued a warrant to purchase 50,000,000 shares of Common Stock for an aggregate purchase price of $36,729,000 and a per share exercise price equal to $0.7346 (the “Warrant”).

The Purchase Agreement contemplates the Company entering into a supply agreement with the Purchaser pursuant to which the Company will sell and the Purchaser will purchase certain products and services offered by the Company from time to time, including certain energy management system solutions for solar projects (the “Supply Agreement”).

The Purchased Preferred Shares were sold for $1000 per share and are convertible at a conversion price of $0.6678, prepaid at closing of the transaction; provided, that (A) the first one-fourth of the Purchased Preferred Shares only become convertible upon the completion of five megawatts worth of solar projects in accordance with the Supply Agreement (the “Projects”), (B) the second one-fourth (the “Series C-2 Preferred Stock”) only become convertible upon the completion of 15 megawatts worth of Projects, (C) the third one-fourth (the “Series C-3 Preferred Stock”) only become convertible upon the completion of 25 megawatts worth of Projects and (D) the last one-fourth only become convertible upon the completion of 40 megawatts worth of Projects.  Upon any liquidation, dissolution or winding-up of the Company, the Purchaser, as holder of the Purchased Preferred Shares, shall be entitled to receive, prior and in preference to the holders of Common Stock, an amount per Purchased Preferred Share equal to the higher of the purchase price of such Purchased Preferred Share and the amount payable to the Purchaser if it had converted such Purchased Preferred Share into Common Stock immediatly prior to such liquidation, dissolution or winding up.

The Warrant represents the right to acquire 50,000,000 shares of Common Stock at an exercise price equal to $0.7346.  The Warrant only becomes exercisable upon the completion of 40 megawatts worth of Projects.

A copy of the form of certificate of designation of preferences, rights and limitations of the Series C Convertible Preferred Stock is filed herewith as Exhibit 4.1 and is incorporated herein by reference.  A copy of the form of Warrant is filed herewith as Exhibit 4.2 and is incorporated herein by reference.

The closing of the Purchase Agreement is expected to take place following satisfaction of various closing conditions, including obtaining the approval of the Company’s shareholders.  The net proceeds from the Transaction will be used by the Company to make to make improvements to its products intended to facilitate bankability, third party insurance and warranty coverage  and for working capital and general corporate purposes.

Within 15 business days of the date of the Purchase Agreement the Company is required to prepare and file with the SEC a proxy statement for a special meeting of shareholders of the Company to consider and vote on the Purchase Agreement and the transactions contemplated thereby.  As soon as reasonably practicable, the Company is required to duly call and hold such special meeting of shareholders and take all commercially reasonable action to solicit proxies approving the Purchase Agreement and the transactions contemplated thereby.  Either the Company or the Purchaser may terminate the Purchase Agreement if such special meeting of the shareholders has concluded and shareholder approval has not been obtained.

The Purchase Agreement contains customary representations, warranties and covenants by the Company and the Purchaser.  The Company has agreed, among other things, not to solicit alternative transactions or, subject to certain exceptions, enter into discussions concerning or provide confidential information in connection with any alternative transaction.  In addition, certain covenants require each of the parties to use commercially reasonable best efforts to cause the Purchase Agreement and its related transactions to be consummated.  The Purchase Agreement also requires the Company to call and hold a shareholders’ meeting and recommend that the Company’s shareholders approve the Purchase Agreement.

The Purchase Agreement contains certain termination rights and provides that upon the termination of the Purchase Agreement under specified circumstances, including a termination by the Company to accept a superior proposal, the Company will be required to pay the Purchaser a cash termination fee of $600,000.

The Purchased Common Shares, the Purchased Preferred Shares, the Warrants and the shares of Common Stock issuable upon conversion of the Purchased Preferred Shares and exercise of the Warrants are being sold without registration under the Securities Act of 1933, as amended (the “Act”), or state securities laws, in reliance on the exemptions provided by Section 4(a)(2) of the Act and/or Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws.  Since these securities have not been registered, they may not be offered or sold by the Purchaser absent registration or an applicable exemption from registration requirements, such as the exemption afforded by Rule 144 under the Act.

The Purchase Agreement has been attached to provide purchasers with information regarding its terms.  It is not intended to provide any other factual information about the Company or the Purchaser.  In particular, the assertions embodied in the representations and warranties contained in the Purchase Agreement are qualified by information in confidential disclosure schedules provided by the Company to the Purchaser in connection with the signing of the Purchase Agreement.  These confidential disclosure schedules provided by the Company to the Purchaser qualify and create exceptions to the representations and warranties set forth in the Purchase Agreement.  Moreover, certain representations and warranties in the Purchase Agreement were used for the purpose of allocating risk between the Company and the Purchaser rather than establishing matters as facts.  Accordingly, purchasers should not rely on the representations and warranties in the Purchase Agreement as characterizations of the actual state of facts about the Company or the Purchaser.

Craig-Hallum Capital Group, LLC is acting as exclusive financial advisor to ZBB Energy and provided a fairness opinion to the ZBB Energy Board of Directors.

The foregoing descriptions of the Purchase Agreement and the securities to be issued in connection with the Purchase Agreement do not purport to be complete and are qualified in their entirety by reference to the definitive transaction documents, copies of which are filed as exhibits to this Current Report on Form 8-K.

This Current Report on Form 8-K does not constitute an offer to sell Common Stock, the Series C Preferred Stock or the Warrant or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Supply Agreement

In connection with the Purchase Agreement, the Company has agreed to a form of Supply Agreement with the Purchaser to be entered at the closing of the transactions contemplated by the Purchase Agreement pursuant to which the Company will sell and the Purchaser will purchase certain products and services offered by the Company from time to time, including certain energy management system solutions for solar projects.  The Supply Agreement provides that the Company will sell and the Purchaser will purchase Products and related Services (each as defined in the Supply Agreement) that have an aggregated total of at least 40 megawatt of energy storage rated power output prior to the 48-month anniversary of the date of the Supply Agreement with certain lower megawatt thresholds being required to be met at the 12-month, 24-month and 36-month anniversaries of the Supply Agreement.

The Supply Agreement contains customary representations, warranties and covenants by the Company and the Purchaser and prohibits the Company from selling lower quantities of its Products and Services (each as defined in the Supply Agreement) to other buyers at prices below those provided to the Purchaser.  The Supply Agreement is terminable upon one year prior written notice by either party; however, neither party may terminate the Supply Agreement until all of the Purchased Preferred Shares have become convertible into shares of the Company’s Common Stock. A copy of the Supply Agreement is attached hereto as Exhibit 10.2 and is incorporated herein by reference.  The foregoing description of the Supply Agreement does not purport to be complete and is qualified in its entirety by reference to the form of Supply Agreement, a copy of which is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

Governance Agreement

In connection with the Purchase Agreement, the Company has agreed to a form of governance agreement with the Purchaser (the “Governance Agreement”) to be entered at the closing of the transactions contemplated by the Purchase Agreement pursuant to which the Purchaser is entitled to nominate one director to the Company’s board of directors for so long as the Purchaser holds at least 10,000 Purchased Preferred Shares or 25 million shares of Common Stock or Common Stock equivalents (the “Requisite Shares”).  Additionally, for so long as the Purchaser holds the Requisite Shares (1) following the time at which the Series C-2 Preferred Stock shall have become convertible in full, the Purchaser shall be entitled to nominate a total of two directors to the Board and (2) following the time at which the Series C-3 Preferred Stock shall have become convertible in full, the Purchaser shall be entitled to nominate a total of three directors.

The Governance Agreement provides that for so long as the Purchaser holds the Requisite Shares, the Company will not take any of the following actions without the affirmative vote of the Purchaser: (a) change the conduct by the Company’s business; (b) change the number or manner of appointment of the directors on the board; (c) cause the dissolution, liquidation or winding-up of the Company or the commencement of a voluntary proceeding seeking reorganization or other similar relief; (d) other than in the ordinary course of conducting the Company’s business, cause the incurrence, issuance, assumption, guarantee or refinancing of any debt if the aggregate amount of such debt and all other outstanding debt of the Company exceeds $10 million; (e) cause the acquisition, repurchase or redemption by the Company of any securities junior to the Purchased Preferred Shares; (f) cause the acquisition of an interest in any entity or the acquisition of a substantial portion of the assets or business of any entity or any division or line of business thereof or any other acquisition of material assets, in any such case where the consideration paid exceeds $2 million, or cause the Company to engage in certain other Fundamental Transactions (as defined in the certificate of designation of preferences, rights and limitations of the Series C Convertible Preferred Stock); (g) cause the entering into by the Company of any agreement, arrangement or transaction with an affiliate that calls for aggregate payments (other than payment of salary, bonus or reimbursement of reasonable expenses) in excess of $120,000; (h) cause the commitment to capital expenditures in excess of $7 million during any fiscal year; (i) cause the selection or replacement of the auditors of the Company; (j) enter into of any partnership, consortium, joint venture or other similar enterprise involving the payment, contribution, or assignment by the Company or to the Company of money or assets greater than $5 million; (k) amend or otherwise change its Articles of Incorporation or by-laws or equivalent organizational documents of the Company or any subsidiary; (l) grant, issue or sell any equity securities (with certain limited exceptions); (m) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock; provided, however, that the dividends called for by Section 3(b) of the Certificate of Designation of Preferences, Rights and Limitations of the Company’s Series B Convertible Preferred Stock shall nonetheless continue to accrue and accumulate on each share of the Company’s Series B Convertible Preferred Stock; (n) reclassify, combine, split or subdivide, directly or indirectly, any of its capital stock; (o) permit any item of material intellectual property to lapse or to be abandoned, dedicated, or disclaimed, fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in such intellectual property; or (p) enter into any contract, arrangement, understanding or other similar agreement with respect to any of the foregoing.

Additionally, the Governance Agreement provides preemptive right to the Purchaser in the case of certain issuances of equity securities.  The foregoing description of the Governance Agreement does not purport to be complete and is qualified in its entirety by reference to the form of Governance Agreement, a copy of which is attached hereto as Exhibit 10.3 and is incorporated herein by reference.

Item	3.02. Unregistered Sales of Equity Securities.

The information contained in “Item 1.01 – Entry Into a Material Definitive Agreement” is incorporated herein by reference.

Item	8.01. Other Events.

On April 17, 2015, the Company issued a press release announcing that the Company entered into the Purchase Agreement with the Purchaser.  A copy of such press release is attached as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

Item	9.01. Financial Statements and Exhibits.

The exhibits required to be filed as a part of this Current Report on Form 8-K are listed in the Exhibit Index attached hereto and incorporated herein by reference.

Forward-Looking Statements

Certain statements in this Form 8-K constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are made on the basis of the current beliefs, expectations and assumptions of the management of the Company regarding future events and are subject to significant risks and uncertainty.  Statements regarding the Company’s expected performance in the future are forward-looking statements.  Purchasers are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made.  The Company undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise, except as required by law.  It is uncertain whether any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do, what impact they will have on the results of operations and financial condition of the Company or the price of the Company’s stock.  These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements, including but not limited to, the ability of the parties to consummate the Purchase Agreement and the satisfaction of the conditions precedent to consummation of the Purchase Agreement that could cause actual results to differ materially from the forward-looking statements.

The forward looking statements included in this Form 8-K are made only as of the date of this Form 8-K.  The Company undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances.

Additional Information and Where to Find It

The Company intends to file with the SEC a proxy statement in connection with the Purchase Agreement and the transactions contemplated thereby.  The definite proxy statement will be sent or given to the shareholders of the Company and will contain important information about the Purchase Agreement, its related transactions and other related matters.  SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) CAREFULLY WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.  The proxy statement and other relevant materials (when they become available) and other documents filed by the Company with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov.  In addition, security holders will be able to obtain free copies of the proxy statement from the Company be contacting Investor Relations by telephone at (262) 253-9800 or by going to the Company’s Investor Relations page on its corporate website at www.zbbenergy.com.

Participants in the Solicitation

The Company and its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction.  Information regarding the Company’s directors and executive officers is available in its Annual Report on Form 10-K for the year ended June 30, 2014, which was filed with the SEC on September 29, 2014, and its proxy statement for its 2014 annual meeting of shareholders, which was filed with the SEC on October 9, 2014.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZBB Energy Corporation

Dated: April 17, 2015	By: /s/ Eric C. Apfelbach
Name: Eric C. Apfelbach
Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Exhibit Description

4.1	Form of Certificate of Designation of Preferences, Rights and Limitations of Series C Convertible Preferred Stock
4.2	Form of Warrant
10.1	Securities Purchase Agreement
10.2	Form of Supply Agreement
10.3	Form of Governance Agreement
99.1	Press Release